Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results
Strong Gross Margin Improvement with Modest Revenue Growth

LAKE FOREST, Ill., October 25, 2012 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2012:

•
Adjusted net earnings of $0.43 per diluted share, which excludes restructuring items, debt extinguishment losses and special tax items - - a $0.10 increase versus the same period of 2011. On a GAAP basis, net earnings of $0.02 per diluted share - - a $0.03 decrease from prior year.

◦	Net sales increased one percent from prior year.

◦	Gross margins increased 310 basis points versus third quarter 2011.

◦	Adjusted operating earnings, excluding restructuring and impairment items, increased by 35 percent from prior year. On a GAAP basis, operating earnings increased by 5 percent.

•	Outstanding debt reduced to under $600 million - lowest level since June 1997.

A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

“We continue to successfully execute our business strategy despite challenging global economic conditions,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Despite a 19 percent reduction in sales from Europe, the Company experienced slight revenue growth.

Further, excluding restructuring items, debt extinguishment losses and special tax items, our gross profit, operating earnings and net earnings per share each increased by double-digit percentages versus the third quarter of 2011.”

Third Quarter Results
For the third quarter of 2012, the Company reported net sales of $884.8 million, up from $876.7 million a year earlier. For the quarter, the Company reported operating earnings of $37.5 million, which included $28.2 million of restructuring, exit and impairment charges. In the third quarter of 2011, the Company had operating earnings of $35.6 million, which included $13.2 million of restructuring, exit and impairment charges.

For the third quarter of 2012, Brunswick reported net earnings of $2.0 million, or $0.02 per diluted share, compared with $4.7 million, or $0.05 per diluted share, for the third quarter of 2011. The earnings per diluted share for the third quarter of 2012 included $0.31 per diluted share of restructuring, exit and impairment charges, an $0.08 per diluted share loss on early extinguishment of debt and a $0.02 per diluted share charge from special tax items. The earnings per diluted share for the third quarter of 2011 included $0.14 per diluted share of restructuring, exit and impairment charges, a $0.13 per diluted share loss on early extinguishment of debt and a $0.01 per diluted share charge from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $455.4 million at the end of the third quarter, down $52.4 million from year-end 2011 levels. This decrease primarily reflects the impact of net cash used for the retirement of debt, partially offset by approximately $60 million of positive free cash flow.

Net debt (defined as total debt, less cash and marketable securities) at the end of the third quarter was $142.3 million, a decrease of $42.7 million from year-end 2011 levels. The decrease in net debt reflects a $95.1 million reduction in debt levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $503.5 million in the third quarter of 2012, up 11 percent from $455.6 million in the third quarter of 2011. International sales, which represented 34 percent of total segment sales in the quarter, decreased by 2 percent. For the quarter, the Marine Engine segment reported operating earnings of $74.5 million, including restructuring charges of $0.4 million. This compares with operating earnings of $52.9 million in the third quarter of 2011, which included restructuring charges of $4.2 million.

Sales were higher in the segment's outboard engine and parts and accessories businesses. This growth was partially offset by sales declines in its sterndrive engine product category.

Higher sales and engine production, a decrease in restructuring charges, as well as successful cost reduction activities contributed to the increase in operating earnings in the third quarter of 2012. Partially offsetting these factors was the effect of increased investments for long-term growth.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 18 boat brands. The Boat segment reported net sales of $205.8 million for the third quarter of 2012, a decrease of 7 percent compared with $221.1 million in the third quarter of 2011. Excluding divested brands, third quarter net sales decreased by 5 percent compared to the prior year. International sales, which represented 34 percent of total segment sales in the quarter, decreased by 2 percent during the period. Excluding divested brands, third quarter international sales increased by 6 percent compared to the prior year. For the third quarter of 2012, the Boat segment reported an operating loss of $43.5 million, including restructuring and impairment charges of $27.7 million. This compares with an operating loss of $21.2 million, which included restructuring charges of $8.7 million, in the third quarter of 2011.

The Boat segment's wholesale shipments were up slightly versus the prior year quarter, which was less than the 5 percent increase in retail demand. The increase in wholesale shipments reflected strong growth in demand for aluminum and outboard powered fiberglass products, which was mostly offset by continued weakness in fiberglass sterndrive boat products. The revenue effect of this shift in boat mix, along with the impact of weak European markets and the absence of sales from the Sealine brand (divested on August 30, 2011), were the main factors contributing to the decline in the segment's sales.

Lower sales, combined with higher restructuring from consolidation actions and impairment charges primarily associated with certain fiberglass brands, contributed to the higher operating losses reported in the quarter versus prior year.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the third quarter of 2012 totaled $151.9 million, down 3 percent from $157.2 million in the third quarter of 2011. International sales, which represented 48 percent of total segment sales in the quarter, decreased by 4 percent. For the quarter, the Fitness segment reported operating earnings of $23.1 million. This compares with operating earnings of $22.6 million in the third quarter of 2011.

Sales decreased modestly when compared with the prior year's third quarter. Higher sales to North American health club customers and stronger U.S. consumer sales were more than offset by declines in other U.S. distribution channels and in markets outside of North America. Operating earnings were up modestly as a result of improved operating efficiencies, partially offset by lower sales.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the third quarter of 2012 totaled $74.5 million, down 6 percent compared with $79.5 million in the prior year's third quarter. International sales, which represented 21 percent of total segment sales in the quarter, decreased by 19 percent. For the quarter, the segment reported operating earnings of $3.2 million, compared with operating earnings of $2.8 million in the third quarter of 2011.

Revenue reductions in the quarter were a function of lower sales in international bowling products and European retail bowling centers, as well as operating fewer U.S. retail bowling centers. These factors were partially offset by an increase in U.S. equivalent retail center sales. The increase in operating earnings in the third quarter of 2012 was the result of improved operating efficiencies, partially offset by lower revenues, when compared with 2011.

Outlook
“In the fourth quarter, we anticipate that our end-markets will reflect mixed demand trends comparable to those experienced thus far in 2012, both from a product line and geographical perspective,” McCoy said. “As we continue to execute our strategic growth initiatives, as well as focus on cost reductions and operating efficiencies throughout our organization, we expect to be able to demonstrate improved sales and operating earnings during the final quarter of the year as compared to 2011, resulting in strong full-year earnings growth.

“After taking all these factors into consideration, we currently expect our 2012 diluted earnings per common share, as adjusted, to be in the range of $1.65 to $1.75, which is equivalent to $1.08 to $1.18 on a GAAP basis,” concluded McCoy. The diluted earnings per common share estimate, on a GAAP basis, includes $0.57 of restructuring items, debt extinguishment losses and special tax items. The Company's previous estimate of full-year diluted earnings per common share on a GAAP basis was $1.45 to $1.60, which is equivalent to $1.60 to $1.75, as adjusted.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at www.brunswick.comH. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick's website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (877) 299-4454 (passcode: Brunswick Q3). Callers outside of North America should call (617) 597-5447 (passcode: Brunswick Q3) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT on Thursday, Nov. 1, 2012, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 64212452). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick's business. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company's ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company's brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company's results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company's stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company's information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company's information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional factors are included in the Company's Annual Report on Form 10-K for 2011. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	September 29, 2012	October 1, 2011	% Change

Net sales	$884.8	$876.7	1%
Cost of sales	653.0	673.9	-3%
Selling, general and administrative expense	139.2	128.9	8%
Research and development expense	26.9	25.1	7%
Restructuring, exit and impairment charges	28.2	13.2	NM
Operating earnings	37.5	35.6	5%
Equity loss	(0.7)	(0.2)	NM
Other income (expense), net	(0.5)	(0.6)	-17%
Earnings before interest, loss on early extinguishment of debt and income taxes	36.3	34.8	4%
Interest expense	(16.8)	(19.3)	-13%
Interest income	0.5	0.9	-44%
Loss on early extinguishment of debt	(7.5)	(11.7)	-36%
Earnings before income taxes	12.5	4.7	NM
Income tax provision	10.5	—
Net earnings	$2.0	$4.7	-57%

Earnings per common share:
Basic	$0.02	$0.05
Diluted	$0.02	$0.05

Weighted average shares used for computation of:
Basic earnings per common share	89.8	89.4
Diluted earnings per common share	92.5	91.8

Effective tax rate	84.0%	0.0%

Supplemental Information
Diluted earnings per common share	$0.02	$0.05
Restructuring, exit and impairment charges (1)	0.31	0.14
Loss on early extinguishment of debt (1)	0.08	0.13
Special tax items	0.02	0.01
Diluted earnings per common share, as adjusted	$0.43	$0.33

Operating earnings	$37.5	$35.6	5%
Restructuring, exit and impairment charges	28.2	13.2	NM
Operating earnings, excluding restructuring, exit and impairment charges	$65.7	$48.8	35%

NM = not meaningful

(1) The 2012 and 2011 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Comparative Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Nine Months Ended
	September 29, 2012	October 1, 2011	% Change

Net sales	$2,926.0	$2,958.9	-1%
Cost of sales	2,180.9	2,245.0	-3%
Selling, general and administrative expense	418.3	412.3	1%
Research and development expense	77.5	72.9	6%
Restructuring, exit and impairment charges	29.4	18.2	62%
Operating earnings	219.9	210.5	4%
Equity loss	(3.1)	(0.4)	NM
Other income, net	2.0	0.3	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	218.8	210.4	4%
Interest expense	(52.8)	(63.8)	-17%
Interest income	2.2	2.6	-15%
Loss on early extinguishment of debt	(11.9)	(16.9)	-30%
Earnings before income taxes	156.3	132.3	18%
Income tax provision	31.0	30.8
Net earnings	$125.3	$101.5	23%

Earnings per common share:
Basic	$1.40	$1.14
Diluted	$1.36	$1.10

Weighted average shares used for computation of:
Basic earnings per common share	89.7	89.3
Diluted earnings per common share	92.3	92.3

Effective tax rate	19.8%	23.3%

Supplemental Information
Diluted earnings per common share	$1.36	$1.10
Restructuring, exit and impairment charges (1)	0.32	0.20
Loss on early extinguishment of debt (1)	0.13	0.18
Special tax items	0.00	(0.02)
Diluted earnings per common share, as adjusted	$1.81	$1.46

Operating earnings	$219.9	$210.5	4%
Restructuring, exit and impairment charges	29.4	18.2	62%
Operating earnings, excluding restructuring, exit and impairment charges	$249.3	$228.7	9%

NM = not meaningful

(1) The 2012 and 2011 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	September 29, 2012	October 1, 2011	% Change	September 29, 2012	October 1, 2011	% Change	September 29, 2012	October 1, 2011
Marine Engine	$503.5	$455.6	11%	$74.5	$52.9	41%	14.8%	11.6%
Boat	205.8	221.1	-7%	(43.5)	(21.2)	NM	-21.1%	-9.6%
Marine eliminations	(50.9)	(36.7)	39%	—	—
Total Marine	658.4	640.0	3%	31.0	31.7	-2%	4.7%	5.0%

Fitness	151.9	157.2	-3%	23.1	22.6	2%	15.2%	14.4%
Bowling & Billiards	74.5	79.5	-6%	3.2	2.8	14%	4.3%	3.5%
Pension - non-service costs	—	—	NM	(6.1)	(7.6)	-20%	NM	NM
Corp/Other	—	—	NM	(13.7)	(13.9)	-1%	NM	NM
Total	$884.8	$876.7	1%	$37.5	$35.6	5%	4.2%	4.1%

	Nine Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	September 29, 2012	October 1, 2011	% Change	September 29, 2012	October 1, 2011	% Change	September 29, 2012	October 1, 2011
Marine Engine	$1,584.1	$1,545.7	2%	$227.3	$210.5	8%	14.3%	13.6%
Boat	834.1	880.6	-5%	(32.3)	(15.9)	NM	-3.9%	-1.8%
Marine eliminations	(181.5)	(166.9)	9%	—	—
Total Marine	2,236.7	2,259.4	-1%	195.0	194.6	0%	8.7%	8.6%

Fitness	452.3	455.2	-1%	66.7	65.1	2%	14.7%	14.3%
Bowling & Billiards	237.0	244.3	-3%	20.0	19.5	3%	8.4%	8.0%
Pension - non-service costs	—	—	NM	(17.9)	(22.8)	-21%	NM	NM
Corp/Other	—	—	NM	(43.9)	(45.9)	-4%	NM	NM
Total	$2,926.0	$2,958.9	-1%	$219.9	$210.5	4%	7.5%	7.1%

NM = not meaningful

(1) Operating earnings (loss) in the third quarter of 2012 includes $28.2 million of pretax restructuring, exit and impairment charges. The $28.2 million charge consists of $0.4 million in the Marine Engine segment, $27.7 million in the Boat segment and $0.1 million in the Fitness segment. Operating earnings (loss) in the third quarter of 2011 includes $13.2 million of pretax restructuring, exit and impairment charges. The $13.2 million charge consists of $4.2 million in the Marine Engine segment, $8.7 million in the Boat segment and $0.3 million in the Bowling & Billiards segment.

(2) Operating earnings (loss) in the first nine months of 2012 includes $29.4 million of pretax restructuring, exit and impairment charges (gains). The $29.4 million charge consists of $3.0 million in the Marine Engine segment, $26.5 million in the Boat segment, $0.1 million in the Fitness segment and $(0.2) million in Corp/Other. Operating earnings (loss) in the first nine months of 2011 includes $18.2 million of pretax restructuring, exit and impairment charges. The $18.2 million charge consists of $8.2 million in the Marine Engine segment, $9.6 million in the Boat segment, $0.1 million in the Fitness segment and $0.3 million in the Bowling & Billiards segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions)

	September 29, 2012	December 31, 2011	October 1, 2011
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$310.3	$338.2	$384.5
Short-term investments in marketable securities	97.5	76.7	74.1
Total cash, cash equivalents and short-term investments in marketable securities	407.8	414.9	458.6
Restricted cash	20.0	20.0	20.0
Accounts and notes receivable, net	411.1	346.2	389.0
Inventories
Finished goods	323.2	292.0	282.7
Work-in-process	175.4	167.2	164.4
Raw materials	82.1	73.4	81.9
Net inventories	580.7	532.6	529.0
Deferred income taxes	15.0	14.8	8.8
Prepaid expenses and other	26.1	27.6	29.0
Current assets	1,460.7	1,356.1	1,434.4

Net property	565.1	585.5	581.0

Other assets
Goodwill, net	291.4	290.3	291.0
Other intangibles, net	41.0	49.2	51.1
Long-term investments in marketable securities	47.6	92.9	88.1
Equity investments	42.3	47.7	53.9
Other long-term assets	59.8	72.3	78.3
Other assets	482.1	552.4	562.4

Total assets	$2,507.9	$2,494.0	$2,577.8

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$6.8	$2.4	$2.1
Accounts payable	337.2	282.0	302.0
Accrued expenses	564.0	623.7	598.5
Current liabilities	908.0	908.1	902.6

Long-term debt	590.9	690.4	701.2
Other long-term liabilities	823.2	864.6	784.6
Shareholders' equity	185.8	30.9	189.4

Total liabilities and shareholders' equity	$2,507.9	$2,494.0	$2,577.8

Supplemental Information
Debt-to-capitalization rate	76.3%	95.7%	78.8%
Cash and cash equivalents	$310.3	$338.2	$384.5
Short-term investments in marketable securities	97.5	76.7	74.1
Long-term investments in marketable securities	47.6	92.9	88.1
Total cash and marketable securities	$455.4	$507.8	$546.7

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Nine Months Ended
	September 29, 2012	October 1, 2011
Cash flows from operating activities
Net earnings	$125.3	$101.5
Depreciation and amortization	71.2	79.3
Pension funding, net of expense	(23.8)	(18.3)
Gains on sale of property, plant and equipment, net	(3.2)	(9.8)
Other long-lived asset impairment charges (gains)	23.0	(0.9)
Deferred income taxes	8.3	14.2
Loss on early extinguishment of debt	11.9	16.9
Changes in certain current assets and current liabilities	(133.2)	(130.1)
Income taxes	7.0	4.7
Other, net	20.2	23.7
Net cash provided by operating activities	106.7	81.2

Cash flows from investing activities
Capital expenditures	(68.6)	(57.9)
Purchases of marketable securities	(157.4)	(222.6)
Sales or maturities of marketable securities	179.6	163.0
Transfers to restricted cash	—	(20.0)
Investments	2.4	(0.9)
Proceeds from the sale of property, plant and equipment	18.6	22.5
Other, net	3.0	13.2
Net cash used for investing activities	(22.4)	(102.7)

Cash flows from financing activities
Net issuances of short-term debt	0.8	0.1
Payments of long-term debt including current maturities	(103.2)	(130.1)
Net premium paid on early extinguishment of debt	(11.0)	(14.9)
Net proceeds from stock compensation activity, including excess tax benefits	1.2	4.1
Other, net	—	(4.6)
Net cash used for financing activities	(112.2)	(145.4)

Net decrease in cash and cash equivalents	(27.9)	(166.9)
Cash and cash equivalents at beginning of period	338.2	551.4
Cash and cash equivalents at end of period	$310.3	$384.5

Supplemental Information
Free Cash Flow
Net cash provided by operating activities	$106.7	$81.2

Net cash provided by (used for):
Capital expenditures	(68.6)	(57.9)
Proceeds from the sale of property, plant and equipment	18.6	22.5
Other, net	3.0	13.2
Total free cash flow	$59.7	$59.0